[BAC Letterhead]


                        August 5, 1996


Members of the Board of Directors
BankAmerica Corporation
Bank of America Center
555 California Street
San Francisco, CA  94104


Dear Board Members:

    I am the Executive Vice President and General Counsel of BankAmerica Corporation ("BAC") and in that capacity I have acted as counsel for BAC in connection with the registration under the Securities Act of 1933, as amended, of 5,511,708 shares of BAC common stock, $1.5625 par value (the "Common Stock"), pursuant to the Registration Statement on Form S-8 (the "Registration Statement") relating to the BankAmerica Corporation 1992 Management Stock Plan, as amended (the "Plan"), which Registration Statement is to be filed by BAC with the Securities and Exchange Commission.

    I have examined or caused to be examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion that the Common Stock, when issued in the manner contemplated by the Registration Statement and the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

    I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.



                        Sincerely yours,


                        /s/ MICHAEL J. HALLORAN
                        -----------------------
                        Michael J. Halloran
                        Executive Vice President
                          and General Counsel